UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2014

Conn’s, Inc.

(Exact name of registrant as specified in its charter)

1-34956

(Commission

File Number)

Delaware	06-1672840
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4055 Technology Forest Blvd., Suite 210

The Woodlands, Texas 77381

(Address of principal executive offices) (Zip Code)

(936) 230-5899

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Purchase Agreement

On June 26, 2014, Conn’s, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”), among the Company, certain subsidiary guarantors named therein (the “Guarantors”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers listed on Schedule A thereto (the “Initial Purchasers”), pursuant to which the Company agreed to issue and sell to the Initial Purchasers $250.0 million in aggregate principal amount of the Company’s 7.250% senior unsecured notes due 2022 (the “Notes”). The Notes were sold at par, and resulted in net proceeds to the Company of approximately $243.0 million, after deducting the initial purchasers’ discounts and commissions and other estimated offering expenses. The offering of the Notes closed on July 1, 2014.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The Initial Purchasers and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and advisory services for the Company and its affiliates for which they received or may in the future receive customary fees and expenses. In particular, affiliates of certain of the Initial Purchasers are lenders under, and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is the administrative agent of, the Company’s ABL Facility (as defined below) and will receive payments in connection with the repayment of borrowings outstanding under such ABL Facility with the net proceeds of the offering of the Notes. The Initial Purchasers may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they will receive fees and expenses.

A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The description of the Purchase Agreement in this Form 8-K is a summary and is qualified in its entirety by the terms of the Purchase Agreement.

Indenture

The Notes were issued pursuant to an indenture dated as of July 1, 2014 (the “Indenture”), by and among the Company, the Guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”). The Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Guarantors: Conn Appliances, Inc., Conn Credit Corporation, Inc., CAIAIR, Inc., CAI Holding Co., CAI Credit Insurance Agency, Inc., Conn Credit I, LP and Conn Lending, LLC.

The Notes will mature on July 15, 2022, and interest is payable on the Notes on each January 15 and July 15, commencing on January 15, 2015. At any time prior to July 15, 2017, the Company may redeem up to 35% of the Notes at a redemption price of 107.250% of the principal amount, plus accrued and unpaid interest to the redemption date, with the proceeds of certain equity offerings so long as the redemption occurs within 180 days of completing such equity offering and at least 65% of the aggregate principal amount of the Notes remains outstanding after such redemption. Prior to July 15 , 2017, the Company may redeem some or all of the notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest to the redemption date. Upon the occurrence of a Change of Control (as defined in the Indenture), unless the Company has exercised its optional redemption right in respect of the Notes, the holders of the Notes will have the right to require the Company to repurchase all or a portion of the Notes at a price equal to 101% of the aggregate principal amount of the Notes, plus any accrued and unpaid interest to the date of purchase. On and after July 15, 2017, the Company may redeem some or all of the Notes at redemption prices (expressed as percentages of principal amount) equal to 105.438% for the twelve-month period beginning on July 15, 2017, 103.625% for the twelve-month period beginning July 15, 2018, 101.813% for the twelve-month period beginning on July 15, 2019 and 100.000% beginning on July 15, 2020, plus accrued and unpaid interest to the redemption date.

The Notes are the Company’s senior unsecured obligations, rank equally in right of payment with all of the Company’s existing and future senior debt, and rank senior in right of payment to all of the Company’s future subordinated debt. The Notes are effectively subordinated to all of the Company’s existing and future secured debt to the extent of the value of the collateral securing such indebtedness.

The Indenture restricts the Company’s ability and the ability of certain of its subsidiaries to: (i) incur additional indebtedness; (ii) pay dividends or make other distributions in respect of, or repurchase or redeem, our capital stock; (iii) prepay, redeem or repurchase debt that is junior in right of payment to the notes; (iv) make loans and certain investments; (v) sell assets; (vi) incur liens; (vii) enter into transactions with affiliates; and (viii) consolidate, merge or sell all or substantially all of our assets. These covenants are subject to a number of important exceptions and qualifications. During any time when the Notes are rated investment grade by either of Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and no Default (as defined in the Indenture) has occurred and is continuing, many of such covenants will be suspended and the Company and its subsidiaries will cease to be subject to such covenants during such period.

The Indenture contains customary events of default and remedies provisions. A copy of the Indenture is filed as Exhibit 4.1 to this Form 8-K and is incorporated herein by reference. The description of the Indenture in this Form 8-K is a summary and is qualified in its entirety by the terms of the Indenture.

Registration Rights Agreement

In connection with the issuance and sale of the Notes, the Company and the Guarantors entered into a registration rights agreement (the “Registration Rights Agreement”) with the Initial Purchasers, dated July 1, 2014. Pursuant to the Registration Rights Agreement, the Company and the Guarantors have agreed to file a registration statement with the Securities and Exchange Commission so that holders of the Notes can exchange the Notes for registered notes that have substantially identical terms as the Notes. In addition, the Company and the Guarantors have agreed to exchange the guarantee related to the Notes for a registered guarantee having substantially the same terms as the original guarantee. The Company and the Guarantors will use commercially reasonable efforts to cause the exchange to be completed within 365 days after the issuance of the Notes. The Company and the Guarantors are required to pay additional interest if they fail to comply with their obligations to register the Notes within the specified time periods.

A copy of the Registration Rights Agreement is filed as Exhibit 4.3 to this Form 8-K and is incorporated herein by reference. The description of the Registration Rights Agreement in this Form 8-K is a summary and is qualified in its entirety by the terms of the Registration Rights Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03 of this Form 8-K.

Item 7.01 Regulation FD Disclosure.

The Company received net proceeds from the issuance of the Notes of approximately $243.0 million, after deducting the initial purchasers’ discounts and commissions and other estimated offering expenses. The net proceeds from the offering were used to reduce borrowings under the Company’s asset-based revolving credit facility (“ABL Facility”). As of April 30, 2014, the weighted average interest rate on borrowings outstanding under the ABL Facility was 3.2%. Assuming that the issuance of the Notes and the reduction of borrowings under the ABL Facility had occurred on February 1, 2014, the Company’s pre-tax interest expense, including amortization of issuance costs and fees related to unused commitments under the ABL Facility, in the quarter ended April 30, 2014 would have been approximately $2.95 million higher than previously reported (or $11.8 million higher on an annualized basis). The foregoing estimates are for illustrative purposes only and are not necessarily indicative of our future performance.

The information disclosed under this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed incorporated by reference into any filing made under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing. The furnishing of this information pursuant to Item 7.01 shall not be deemed an admission by the Company as to the materiality of such information.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of July 1, 2014, by and among Conn’s, Inc., the several guarantors named therein and U.S. Bank National Association, as trustee.

4.2	Form of 7.250% Senior Notes due 2022 (included as Exhibit A to Exhibit 4.1).

4.3	Registration Rights Agreement, dated as of July 1, 2014, by and among Conn’s, Inc., the several guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith, Incorporated as representative of the initial purchasers named therein.

10.1	Purchase Agreement, dated as of June 26, 2014 among the Company, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONN’S, INC.

Dated: July 2, 2014	By:	/s/ Brian E. Taylor
Brian E. Taylor
Vice President, Chief Financial Officer and Treasurer